Exhibit 10.27

March 4, 2002

Robert Goldberg
[address]

Dear Robert,

I am pleased to confirm our offer to you of a full-time, regular position with LookSmart, Ltd. (the Company”).  You have an outstanding skill set which I believe will enable you to play an important role in the success of the Company.  This letter confirms our offer and sets out the specified details of employment.  Other terms required to be observed by law also apply.

Your position will be Senior Vice President, Sales, Marketing and International Operations.  In this position, you will be reporting directly to me.  The key functional areas that you will be responsible to lead include:

•	U.S. Sales, including major accounts and small businesses
•	Sales Operations
•	LookSmart Australia
•

Marketing, including trade marketing, customer acquisition, collateral development, and participation in public relations (excluding general/business press and investor relations).  Responsibility for overall corporate messaging as it relates to the Company’s products and services will be shared with the Company’s Finance Department.

Your start date will be March 4, 2002.  This offer is contingent upon the satisfactory results of our background check.

Your compensation on joining is US $200,000 per annum.  In addition, your incentive compensation at 100% of “plan” will be $150,000.  Earned incentive compensation will be paid on a quarterly basis, based on your achievement of approved quarterly performance targets which are mutually developed by the two of us.  These targets will include revenue from major accounts and small businesses, LookSmart Australia’s overall revenue and earnings, and the achievement of your expense budgets.

Upon employment, you will be eligible to enroll in LookSmart’s benefits package.  If you enroll, the effective date of your coverage will be your date of hire.  In addition, upon employment you will be eligible to participate in LookSmart’s 401(k) plan.  In the current plan, LookSmart will match your contribution dollar for dollar up to 5%. You are also eligible to enroll in the LookSmart Employee Stock Purchase Plan, which allows employees to purchase company stock at a discount. You should note that the Company may modify salaries and benefits from time to time, as it deems necessary.

Robert Goldberg – Offer Letter
3/4/2002

As an employee of the US Company, you are entitled to vacation, holiday, sick and funeral leave.  Current policy consists of ten (10) days per annum vacation leave, twelve (12) holidays, two (2) floating holidays, eight (8) days per annum sick leave (additional leave at discretion of manager) and two (2) days funeral leave.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result you are free to resign at anytime for any reason or no reason, similarly the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice, subject to the payment of severance benefits pursuant to the Severance provision below.

Stock Options

At the first LookSmart Board of Directors’ meeting following your date of hire, we will recommend that you be granted 750,000 stock options (the “Option Shares”).  The exercise price for your stock options will be the closing price of LookSmart, Ltd. stock as quoted on the NASDAQ exchange on the day prior to the Board of Directors’ approval of your grant.  The Option Shares will vest over a period of four years, with 187,500 options vesting upon the one-year anniversary of your employment and 15,625 options vesting each month thereafter until all remaining stock options are vested.  Such Option Shares will be subject to terms and conditions of the Company’s Stock Option Plan and Stock Option Agreements, such Agreements to be consistent with the terms outlined in this letter.  I am happy to provide you with a copy of the Plan.

Accelerated Vesting

Solely for the purpose of this paragraph regarding accelerated vesting, “Change of Control” shall mean the sale of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of consolidation or merger pursuant to which the then current stockholders of the Company shall hold less than Fifty Percent (50%) of the voting power of the surviving corporation; provided, however, that a reincorporation of the Company in another jurisdiction shall not constitute a “Change of Control.”

If within your first 12 months of employment there is the occurrence of a “Change of Control” event and (i) you are terminated without “Cause” (as defined below) by the surviving corporation, or (ii) you voluntarily resign for “Good Reason” (as defined below), then 1/48 of the Option Shares multiplied by the number of complete months you have been employed by the Company, plus an additional 50% of the Option Shares under this grant shall vest and become immediately exercisable.

If after your first 12 months of employment there is the occurrence of a “Change of Control” event and (i) you are terminated without “Cause” by the surviving corporation, or (ii) you voluntarily resign for “Good Reason”, then 50% of the Option Shares under this grant shall vest and become immediately exercisable, except that if there are fewer than 50% of the Options Shares unvested under this grant, then all remaining unvested Option Shares under this grant shall vest and become immediately exercisable.

Robert Goldberg – Offer Letter
3/4/2002

Severance

If you are terminated without “Cause” or voluntarily resign for “Good Reason”, the Company will provide you with a severance package consisting of the greater of: (a) 3/12ths of your then current annual base salary and incentive compensation at 100% of “plan”, payable in one lump sum within five business days of the termination, and up to ninety days of continued benefits coverage from the date of the termination, or (b) if the Company has a severance plan or then current general practice or policy for executives at a similar level at the time of your termination, benefits pursuant to such plan.

Solely for the purposes of this section regarding Severance and the section regarding Accelerated Vesting above, the following shall constitute “Cause”:  That is, if you

•

Are convicted of, or plead nolo contendere to, any felony or other offense involving moral turpitude or any crime related to your employment, or any act of personal dishonesty resulting in personal enrichment in respect of your relationship with the Company or any subsidiary or affiliate or otherwise detrimental to the Company in any material respect;

•	Fail to perform your duties to the Company in good faith after written notice to you and 10 business days’ opportunity to cure such failure;
•

Willfully disregard, or fail to follow instructions from the Company’s senior management to do any legal act related to the Company’s business after written notice to you and 10 business days’ opportunity to cure such conduct;

•

Exhibit habitual drunkenness after written notice to you and 10 business days’ opportunity to cure such conduct or engage in substance abuse which in any way materially affects your ability to perform your duties and obligations to the Company;

•	Are convicted of, or plead nolo contendere to, any material violation of any state or federal law relating to the workplace environment; or
•

Terminate or lose, through no fault or derogation of duty on the part of the Company, of your employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State reflecting a right to work in the United States.

Solely for the purposes of this section regarding Severance and the section regarding Accelerated Vesting above, the following shall constitute “Good Reason”:  That is, if you voluntarily cease employment with the Company due to (i) a significant reduction in your role, responsibilities or position, or a reduction of 10% or more in your then current annual salary from the date of the first reduction, or a significant change in the composition of your total cash compensation, or (ii) a change in your job location of more than 50 miles from its previous location.

Confidential Information

Given the high value of information in this market, it is essential that during your employment and at any time thereafter, you do not disclose any confidential information relating to the company’s operation except as may be necessary for the proper performance of your duties.  By signing this letter, you agree to also sign a separate Employment, Confidential Information, and Arbitration Agreement, such Agreement to be consistent with the terms outlined in this letter.

Robert Goldberg – Offer Letter
3/4/2002

Indemnification Agreement

By signing this letter, the Company and you agree to enter into a separate Indemnification Agreement.

Other

This offer of employment is also contingent upon presenting, in accordance with the Immigration Reform and Control Act of 1986, verification of your identity and your legal right to work in the United States. In the event you do not possess, or are unable to obtain authorization to accept employment in the U.S., our offer of employment is withdrawn.

It is important that you bring the appropriate documentation for verification with you on your first day of employment, as you cannot be put on the LookSmart payroll until it is received. The required documentation is described in the enclosed package.

You are required to observe at all times all LookSmart policies and procedures (including, but not limited to, those provided to you before your starting date).  LookSmart’s policies and procedures are formulated for the efficient and fair administration of employment matters and may be amended from time to time.

We look forward to you joining us, not just for your outstanding qualifications for this particular position, but because we hope that you may become part of a core team driving LookSmart’s development.

In order to make this a valid agreement, please sign this letter, initial each page, and fax to Kristen McGillivray in Human Resources at (415) 348-7021. If you require clarification of any matter, please feel free to contact me.

Sincerely,

/s/ JASON KELLERMAN

Jason Kellerman Chief Operating Officer

Accepted and agreed to by:	/s/ ROBERT GOLDBERG	Date: _______________

Robert Goldberg (signature)